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                                                                   EXHIBIT 2.4

                            STOCK PURCHASE AGREEMENT

                               DATED MAY 17, 1996

                                  BY AND AMONG
                            PONDER INDUSTRIES, INC.

                                      AND

                                LJH CORPORATION


                             COVERING THE PURCHASE
              OF ALL OF THE ISSUED AND OUTSTANDING COMMON STOCK OF

                                G&L TOOL COMPANY



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                                   SCHEDULES


                           Description


ANNEX A                    CONVERTIBLE PROMISSORY NOTE

ANNEX B                    STOCK PLEDGE AND ESCROW AGREEMENT

ANNEX C                    ESCROW AGREEMENT

SCHEDULE 4.1               ARTICLES OF INCORPORATION AND BYLAWS

SCHEDULE 4.4               FINANCIAL STATEMENTS

SCHEDULE 4.7               DIRECTORS, OFFICERS AND EMPLOYEES

SCHEDULE 4.10              EMPLOYEE BENEFIT PLANS

SCHEDULE 4.11              CONTRACTS AND AGREEMENTS

SCHEDULE 4.13              PROPERTIES, ASSETS AND LEASEHOLD ESTATES

SCHEDULE 4.14              INTANGIBLE PROPERTY

SCHEDULE 4.15              SUITS, ACTIONS AND CLAIMS

SCHEDULE 4.16              INSURANCE POLICIES

SCHEDULE 4.17              LICENSES AND PERMITS

SCHEDULE 4.21              TRANSFER, STORAGE AND DISPOSAL FACILITIES

SCHEDULE 4.22              ACCOUNTS RECEIVABLE

SCHEDULE 4.28              CUSTOMER LIST

SCHEDULE 4.30              BANK ACCOUNTS

SCHEDULE 9.2               OPINION OF COUNSEL

SCHEDULE 9.13              STOCKHOLDERS RELEASE



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                            STOCK PURCHASE AGREEMENT


         THIS STOCK PURCHASE AGREEMENT (this "Agreement") is made and entered into this 17th day of May, 1996, by and between LJH Corporation, a Texas corporation ("Seller") and Ponder Industries, Inc., a Delaware corporation ("Purchaser").
                             W I T N E S S E T H :
         WHEREAS, Seller owns all of the outstanding shares of capital stock of G&L Tool Company, a Texas corporation ("Target"), being 1,000 shares of common stock, no par value (the "Stock"), and desires to sell the Stock to Purchaser pursuant to this Agreement as hereinafter provided;
         WHEREAS, Purchaser desires to acquire the Stock from Seller pursuant to this Agreement as hereinafter provided; and
         WHEREAS, the parties hereto desire to set forth certain representations, warranties and covenants made by each to the other as an inducement to the execution and delivery of this Agreement, and to set forth certain additional agreements related to the transactions contemplated hereby;
         NOW, THEREFORE, for and in consideration of the premises, the mutual representations, warranties and covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
         1. GENERAL DEFINITIONS. For purposes of this Agreement, the following terms shall have the respective meanings set forth below:

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         1.1      Affiliate.  "Affiliate" of any Person shall mean any Person
Controlling, Controlled by or under common Control with such Person.
         1.2 Best Knowledge "Best Knowledge" shall mean both what a Person knew as well as what the Person should have known had the person exercised reasonable diligence. When used with respect to a Person other than a natural person, the term "Best Knowledge" shall include matters that are reasonably known to the directors, officers, partners, trustees, administrators, executors, managers, employees, consultants and agents of the Person.
         1.3 Control. "Control" and all derivations thereof shall mean the ability to either (i) vote (or direct the vote of) 50% or more of the voting interests in any Person or (ii) direct the affairs of another, whether through voting power, contract or otherwise.
         1.4 Exchange Act. "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.
         1.5 Governmental Authority. "Governmental Authority" shall mean any and all foreign, federal, state or local governments, governmental institutions, public authorities and governmental entities of any nature whatsoever, and any subdivisions or instrumentalities thereof, including, but not limited to, departments, boards, bureaus, commissions, agencies, courts, administrations and panels, and any divisions or instrumentalities thereof, whether permanent or ad hoc and whether now or hereafter constituted or existing.
         1.6 Governmental Requirement. "Governmental Requirement" shall mean any and all laws (including, but not limited to, applicable common law principles), statutes, ordinances, codes, rules, regulations, interpretations, guidelines, directions, orders,

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judgments, writs, injunctions, decrees, decisions or similar items or pronouncements, promulgated, issued, passed or set forth by any Governmental Authority.
         1.7 Person. "Person" shall mean any natural person, any Governmental Authority and any entity the separate existence of which is recognized by any Governmental Authority or Governmental Requirement, including, but not limited to, corporations, partnerships, joint ventures, joint stock companies, trusts, estates, companies and associations, whether organized for profit or otherwise.
         1.8 Schedule. "Schedule" shall mean the Schedules to this Agreement, unless otherwise stated. The Schedules to this Agreement may be attached to this Agreement or may be set forth in a separate document denoted as the Schedules to this Agreement, or both.
         1.9      SEC.  "SEC" shall mean the Securities and Exchange Commission.
         1.10 Section. "Section" shall mean the Section of this Agreement, unless otherwise stated.
         1.11 Securities Act. "Securities Act" shall mean the Securities and Exchange Act of 1933, as amended.
         1.12 Taxes. "Tax" and "Taxes" shall mean any and all income, excise, franchise or other taxes and all other charges or fees imposed or collected by any Governmental Authority or pursuant to any Governmental Requirement, and shall also include any and all penalties, interest, deficiencies, assessments and other charges with respect thereto.
         2.       PURCHASE AND SALE OF THE STOCK; CLOSING DATE.
         2.1 Purchase and Sale. Subject to the terms and conditions herein contained, Seller agrees to sell, assign, transfer and deliver to Purchaser at the Closing (as

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hereinafter defined) all right, title and interest in and to the Stock, the
Stock being all of the issued and outstanding capital stock of Target. Subject to the terms and conditions herein contained, Purchaser agrees to purchase from Seller the Stock and to pay at the Closing the Purchase Price (as hereinafter defined) pursuant to the provisions of Section 3 below.
         2.2 Delivery and Endorsement of Certificates. At the Closing, Seller shall deliver to Purchaser certificates representing the Stock, duly endorsed in blank by Seller, or accompanied by stock powers duly executed in blank by Seller. Seller agrees to cure any deficiencies with respect to the endorsements of the certificates representing the Stock or with respect to the stock powers accompanying any such certificates.
         2.3 Closing Date. Subject to the terms and conditions contained in
Section 23.4 below, the consummation of transactions referred to above shall take place (the "Closing") on or before five (5) days following completion of an audit of Target to be performed by the auditors of Purchaser, the results of which are satisfactory to Purchaser, at the offices of Target in Abilene, Texas, or at such other time, date and place as Purchaser and Seller shall in writing designate (the "Closing Date").
         3.       PURCHASE PRICE.
         3.1 Price and Payment. The aggregate consideration for the Stock is NINE MILLION AND NO/100 DOLLARS, ($9,000,000.00)(the "Purchase Price"), payable by Purchaser to Seller as follows:
                  (a) $4,000,000.00 by delivery at the Closing of a bank certified or cashiers check or by wire transfer; and

                  (b) $5,000,000.00 by delivery of a non-interest bearing Convertible Promissory Note in the form of the Convertible Promissory Note

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                           included in Annex A hereto (the "Convertible Note"),
                           maturing six months following May 17, 1996, payable at such time in cash or delivery to Seller of 1,000,000 shares of common stock, $.01 par value ("Common Stock"), of Purchaser (the "Conversion Shares").

The Convertible Note shall be secured by the Stock pursuant to a Stock Pledge and Escrow Agreement in the form of the Stock Pledge and Escrow Agreement included in Annex B hereto (the "Pledge Agreement").
         4. REPRESENTATIONS AND WARRANTIES OF SELLER. Seller represents and warrants to Purchaser as follows:
         4.1 Incorporation. Each of Seller and Target is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas, and is duly authorized, qualified and licensed under all applicable Governmental Requirements to carry on its business in the places and in the manner as now conducted. Schedule 4.1 sets forth a true and complete list of all jurisdictions in which Target owns or leases properties, has employees or conducts business, and a complete list of all jurisdictions in which Target is qualified as a foreign corporation. Target is in good standing in each of such jurisdictions. Target has full corporate power and lawful authority to carry on its business as it is now being conducted and to own and operate its assets, properties and business. The copies of the Articles of Incorporation of Target and all amendments thereto to date (certified by the Secretary of the State of Texas) and of the bylaws of Target as amended to date (certified by its Secretary), each of which are included in Schedule 4.1, are true, complete and correct.
         4.2 Share Capital. The authorized share capital of Target consists of one million shares of common stock, no par value, of which 1,000 shares are issued and 1,000 shares are outstanding. All of such issued and outstanding shares are validly

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issued and outstanding, fully paid and nonassessable. There are no outstanding subscriptions, options, warrants, calls, commitments, obligations or agreements relating to any of the authorized or outstanding capital stock of Target. Seller owns all of the issued and outstanding shares of the Stock free and clear of all liabilities, liens, encumbrances, pledges, trusts, voting trusts or stockholders' agreements, equities, charges, options, conditional sale or title retention agreements, covenants, restrictions, reservations, commitments, obligations or other burdens or encumbrances of any nature whatsoever, and the consummation of the purchase and sale contemplated by this Agreement will transfer to Purchaser good and marketable title to the Stock free and clear of any such items.
         4.3 Subsidiaries. Target does not, directly or indirectly, own or control any capital stock, bonds or other securities of, or have any proprietary interest in, any corporation, association, partnership, firm or business organization or enterprise, nor does it directly or indirectly control the management of any such entities, nor does it have any obligation to acquire any such interest in the future.
         4.4 Financial Statements. Seller has delivered to Purchaser copies of the following financial statements for Target, all of which financial statements are included in Schedule 4.4:
                           (a) Unaudited Balance Sheet (the "Reference Balance
                  Sheet") as of March 31, 1996 (the "Balance Sheet Date") and Unaudited Income Statement for the three (3)-month period ended on the Balance Sheet Date; and

                           (b) Unaudited Balance Sheets and Income Statements
                  for each of Seller's three (3) most recent fiscal years.

All financial statements supplied to Purchaser by Seller, whether or not included in Schedule 4.4, are true and accurate in all material respects, have been prepared in

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accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated, and present fairly the financial condition and results of operations of Target as of the dates and for the periods indicated thereon. The Reference Balance Sheet reflects, as of the Balance Sheet Date, all liabilities, debts and obligations of any nature of Target, whether accrued, absolute, contingent or otherwise, and whether due, or to become due, including, but not limited to, liabilities, debts or obligations on account of Taxes to the extent such items are required to be reflected on such balance sheet under generally acceptable accounting principles consistently applied.
         4.5 Liabilities, Debts and Obligations. Except as otherwise provided in the Schedules provided with this Agreement, Target has no liabilities, debts or obligations of any nature whatsoever, whether due or to become due, and whether accrued, absolute, contingent or otherwise, that are not disclosed on the Reference Balance Sheet or in this Agreement and the Schedules hereto, normal operational expenses excluded. There are no outstanding claims against Target by any person who is now or has been an officer or employee of Target nor any dispute between Target and a material number or class of its employees.
         4.6 Events Since the Balance Sheet Date. Since the Balance Sheet Date, there has not been:
                           (a) any change in the condition (financial or
                  otherwise) or in the properties, assets, liabilities, business or prospects of Target, except normal and usual changes in the ordinary course of business, none of which has been adverse and all of which in the aggregate have not been adverse;

                           (b) any declaration, setting aside, or payment of
                  any dividend or other distribution on or in respect of the capital stock of Target, or any direct or indirect redemption, purchase or other acquisition of any of such

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                  stock or any issuance of any shares of such stock or any
                  granting or entering into of any option or commitment relating to any of such stock;

                           (c) any increase in the compensation or rate of
                  compensation or commissions payable or to become payable by Target to any of its directors, officers, employees or consultants, or any hiring of any employee by Target who is entitled to compensation in excess of $25,000.00 per annum, or any payment or accrual of any bonus, profit-sharing or other extraordinary compensation to any director, officer, employee or consultant, or any change in any then existing bonus, profit-sharing, pension, retirement or other similar plan, agreement or arrangement or any adoption of or entering into of any new bonus, profit-sharing, pension, stock option, retirement, group life or health insurance or other similar plan, agreement or arrangement, without the written consent of Purchaser;

                           (d) any change in the accounting methods or practices followed by Target or any change in depreciation or amortization policies or rates heretofore adopted by it;

                           (e) any sale, lease, abandonment or other
                  disposition by Target of any interest in real property or, other than in the ordinary course of business, of any machinery, equipment or other asset;

                           (f) any labor trouble, strike or any other
                  occurrence, event or condition affecting the employees of Target that adversely affects the condition (financial or otherwise) or the properties, assets, liabilities, business or prospects of Target;

                           (g) any breach or default by Target or, to the Best
                  Knowledge of Seller, by any other party, under any agreement or obligation to which Target is a party or by which any of its assets are bound;

                           (h) any damage, destruction or loss (whether or not covered by insurance) adversely affecting the assets or the business of Target;

                           (i) any transaction entered into or engaged in by Target other than transactions in the ordinary course of business; or

                           (j) to the Best Knowledge of Seller, any other
                  occurrence, event or condition that has adversely affected (or can reasonably be expected to adversely affect) the properties, assets, business or prospects of Target.

         4.7 Directors, Officers and Employees. Schedule 4.7 sets forth a rue and complete list of the names of and current annual compensation paid by Target to each

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director, officer and employee of Target. With respect to each employee of
Target hired after November 6, 1986, a copy of the Form I-9 completed pursuant to the Immigration Reform and Control Act of 1986, and the rules and regulations promulgated thereunder, has been attached to Schedule 4.7. Neither Seller nor, to the Best Knowledge of Seller, any director or officer of, or consultant to, Target, and no Associate (as hereinafter defined) of any of them:
                           (a) owns, directly or indirectly, 5% or more of the
                  outstanding equity interests in, or is a director, officer or employee of, or consultant to, any entity which is a competitor, potential competitor, supplier or customer of Target, or, to the Best Knowledge of Seller, a competitor, supplier or customer of Purchaser or an Associate of Purchaser (except for ownership, if any, of less than one percent (1%) by value of the outstanding capital stock of any corporation, the capital stock of which is traded on a nationally recognized securities exchange);

                           (b) owns, directly or indirectly, in whole or in
                  part, any property, asset or right (i) which is associated with any property, asset or right owned by Target or (ii) which Target is presently operating or using or the use of which is necessary for or material to any of its business; or

                           (c) has, directly or indirectly, engaged in any
                  transaction with Target except transactions inherent in the capacities of director, officer, employee, consultant or stockholder.

For purposes of this Agreement, the term "Associate" shall mean:
                  (x)      with respect to an individual:

                           (i) the spouse of the individual and all ancestors and lineal descendants of the individual and the spouse,

                           (ii) any trust in which the individual or any person described in (i) above has an interest or any trustee of such a trust, and

                           (iii) any business entity which is directly or indirectly Controlled by any of the foregoing; and

                  (y) with respect to a corporation, any Person Controlling, Controlled by or under common Control with such corporation, and any director or officer of such corporation and any Associate of any such Person.


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         4.8 Inventories. To the Best Knowledge of Seller, the inventories of
Target reflected on the Reference Balance Sheet consist of items of a quality and quantity usable and saleable in the normal course of business of Target at an aggregate value at least equal to the value at which such inventories are reflected on the Reference Balance Sheet. The method of valuing such inventories as of the Balance Sheet Date is consistent with that used in respect of the beginning and end of each of the two (2) most recent fiscal years of Target. The value of obsolete materials and materials below standard quality has been written down on the books of account of Target to realizable market value, or adequate reserves have been provided therefor. The inventories of Target are not excessive in kind or amount in light of the business done or reasonably expected to be done by it. The values at which such inventories are carried reflect the inventory valuation policy applied by Target of stating inventory at the lower of actual cost or average actual cost in accordance with generally accepted accounting principles.
         4.9 Taxes and Governmental Returns. To the Best Knowledge of Seller, of the date hereof, all Tax returns, information returns and governmental reports of every nature required by any Governmental Authority or Governmental Requirement to be filed by Target or which include or should include Target, including, but not limited to, those relating to Taxes of any nature to which Target or any of its business is subject ("Governmental Returns"), have been filed for all periods ending on or before the date hereof, and all Taxes shown to be due and payable on such Governmental Returns or on any assessments related to such Governmental Returns have been paid. All such Governmental Returns and reports and the information and data contained therein have been properly and accurately compiled and completed, fairly present the information purported to be shown therein, and reflect all Tax liabilities of Target for

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the periods covered by such Governmental Returns. Except as specifically disclosed in this Agreement or the Schedules hereto, Target has no unpaid liability for any Taxes of any nature whatsoever for any period prior to the date hereof. The Governmental Returns of Target or that include Target have not been audited, and are not now under audit, by any Governmental Authority. There are no agreements, waivers or other arrangements providing for an extension of time with respect to the assessment of any Taxes of any nature against Seller or with respect to any Governmental Return filed by Seller or that include Seller, or any suits or other actions, proceedings, investigations or claims now pending or threatened against Target with respect to any Taxes or any matters under discussion with any Governmental Authority relating to any Taxes, or any claims for additional Taxes asserted by any Governmental Authority. The charges, accruals and reserves on the Reference Balance Sheet in respect of all accrued Taxes are adequate to provide fully for all Taxes, if any, payable by Target with respect to periods ended on or before the date of this Agreement.
         4.10 Employee Benefit Plans. Except as set forth on Schedule 4.10, Target has no employee benefit plans (including, but not limited to, pension plans and health or welfare plans), arrangements or understandings, whether formal or informal. Target does not now and has never contributed to a "multiemployer plan" as defined in section 4001(a)(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). Target has complied with all applicable provisions of ERISA and all rules and regulations promulgated thereunder and neither Target nor any trustee, administrator, fiduciary, agent or employee thereof has at any time been involved in a transaction that would constitute a "prohibited transaction" within the meaning of Section 406 of ERISA. Target is not a party to any collective bargaining or other union

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agreements. Target has not, within the last five years, had or been threatened with any union activities, work stoppages or other labor trouble with respect to its employees which had or might have had a material adverse effect on the business of Target. To the Best Knowledge of Seller, no union activities, work stoppages or other labor trouble with respect to the employees of any of the customers or suppliers of the business of Target are pending or threatened which might have an adverse effect on the business of Target. Other than wage increases in the ordinary course of business, since the Balance Sheet Date Target has not made any commitment or agreement to increase the wages or modify the conditions or terms of employment of any of the employees of Target used in connection with its business.
         4.11 Contracts and Agreements. Schedule 4.11 sets forth a true and complete list of and briefly describes (including termination date) all of the following contracts, agreements, leases, licenses, plans, arrangements or commitments, written or oral, to which Target is a party or by which Target or any of its assets or properties is in any way bound or obligated (including all amendments, supplements and modifications thereto);
                           (a) all contracts, agreements or commitments in
                  respect of the sale of products or services or the purchase of raw materials, supplies or other products or utilities, except those entered into in the ordinary course of business involving payments or receipts by Target of less than $5,000.00;

                           (b) all offers, tenders or the like outstanding and
                  capable of being converted into an obligation of Target by the passage of time or by an acceptance or other act of some other person or entity or both;

                           (c) all sales, agency or distributorship agreements or franchises or legally enforceable commitments or obligations with respect thereto;


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                           (d)      all collective bargaining agreements, union
                  agreements, employment agreements, consulting agreements or agreements providing for the services of an independent contractor;

                           (e) all profit-sharing, pension, stock option,
                  severance pay, retirement, bonus, deferred compensation, group life and health insurance or other employee benefit plans, agreements, arrangements or commitments of any nature whatsoever, whether or not legally binding, and all agreements with any present or former officer, director or shareholder of Target;

                           (f) all loan or credit agreements, indentures,
                  guarantees (other than endorsements made for collection), mortgages, pledges, conditional sales or other title retention agreements, and all equipment financing obligations, lease and lease-purchase agreements;

                           (g)      all leases and all other contracts,
                  agreements or legally enforceable commitments relating to or affecting real property or any interest therein;

                           (h) all contracts, agreements, arrangements or legally enforceable commitments relating to the issuance of capital stock, bonds or other securities of Target;

                           (i) all contracts, agreements, arrangements or legally enforceable commitments relating to the acquisition by Target of any substantial part of its business or assets;

                           (j) all performance bonds, bid bonds, surety bonds and the like, all contracts and bids covered by such bonds, and all letters of credit and guaranties;

                           (k) all consent decrees and other judgments, decrees or orders, settlement agreements and agreements relating to competitive activities, requiring or prohibiting any future action;

                           (l) all accounts, notes and other receivables, and all security therefor, and all documents and agreements related thereto; and

                           (m) all contracts, agreements, arrangements or legally enforceable commitments that are material to Target or the operation of any of its businesses.

All of such contracts, agreements, leases, licenses, plans, arrangements, and commitments and all other such items not specifically described above (collectively, the

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"Contracts") are valid, binding and in full force and effect in accordance with their terms and conditions and there is no existing default thereunder or breach thereof by Target or, to the Best Knowledge of Seller, by any other party to the Contracts, or any conditions which, with the passage of time or the giving of notice or both, might constitute such a default by Target, or, to the Best Knowledge of Seller, by any other party to the Contracts, and the Contracts will not be breached by or give any other party a right of termination as a result of the transactions contemplated by this Agreement. To the Best Knowledge of Seller there is no reason why any of the Contracts (i) will result in a loss to Target on completion by performance or (ii) cannot readily be fulfilled or performed by Target on time without undue or unusual expenditure of money or effort. Copies of all of the documents (or in the case of oral commitments, descriptions of the material terms thereof) relevant to the Contracts listed in Schedule 4.11 shall be delivered to Purchaser within ten (10) days of the date of this agreement, and such copies and/or descriptions shall be true, complete and accurate and include all amendments, supplements or modifications thereto.
         4.12 Effect of Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not (i) result in any breach of any of the terms or conditions of, or constitute a default under, the Articles of Incorporation or other charter documents or bylaws of Target or Seller, or any commitment, mortgage, note, bond, debenture, deed of trust, contract, agreement, license or other instrument or obligation to which Target or Seller is now a party or by which Target or Seller or any of its properties or assets may be bound or affected; (ii) result in any violation of any Governmental Requirement; (iii) cause Target to lose the benefit of any right or privilege it presently enjoys or, to the Best Knowledge of

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Seller, cause any Person who normally does business with Target not to continue to do so on the same basis as before; (iv) relieve any Person of any obligation to Target (whether contractual or otherwise) or enable any Person to terminate any such obligation or any right or benefit enjoyed by Target or to exercise any right under any agreement in respect of Target or the assets or business of Target or (v) require notice to or the consent, authorization, approval or order of any Person. To the Best Knowledge of Seller, the business relationships of clients, customers and suppliers of Target will not be adversely affected by the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.
         4.13 Properties, Assets and Leasehold Estates. Target owns or has the right to use (pursuant to a valid lease or license disclosed on Schedule 4.11) all property, real or personal, tangible or intangible, (i) reflected on the Reference Balance Sheet (other than items sold by Target since the Balance
Sheet Date in the ordinary course of its business) or (ii) utilized in or necessary for the operation of its business. Schedule 4.13 sets forth a true and complete list of all such property as of the date hereof (with all property that is leased or licensed being designated as such). Target has good and marketable title to all the properties, interests in properties, assets and leasehold estates, real and personal, set forth in Schedule 4.13, free and clear of all mortgages, liens, pledges, conditional sales agreements, charges, easements, covenants, assessments, restrictions and encumbrances of any nature whatsoever. All leases of property under which Target purports to be a lessee are valid, binding and in full force and effect. The plants, structures, equipment and other properties owned or used by Target are in good operating condition and repair, normal wear and tear excepted, and are capable of being used for their intended purpose in the business of Target as now conducted. All such

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plants, structures, equipment and other properties of Target and the present use of such items conform to all Governmental Requirements, and no notice of any violation of any such Governmental Requirements relating to such assets or their use has been received by Target. Target has all easements, rights of ingress and egress, and utilities and services necessary for all operations conducted by it. Neither the whole nor any portion of any real property owned or occupied by Target has been condemned or otherwise taken by any public authority, nor, to the Best Knowledge of Seller, is any such condemnation or taking threatened or planned.
         4.14 Intangible Property. Except as set forth on Schedule 4.14, Target does not own, and its business does not require the use of, any rights under any patents, inventions, trademarks, trade names, brand names or copyrights, and the operation of its business as presently conducted does not violate or infringe upon any such items owned by any Person. Neither Seller nor any officer, director, employee, consultant or agent of Target has entered into any agreement regarding know-how, trade secrets, assignment of rights in inventions, or prohibition or restriction of competition or solicitation of customers, or any other similar restrictive agreement or covenant, whether written or oral, with any Person other than Target. Target owns and has the full and exclusive right to use in connection with its business all of the items listed on Schedule 4.14, which items are in full force and effect. Target has not transferred, encumbered or licensed to any Person any rights to own or use any portion of the items listed on Schedule 4.14 or any other intangible property included in the assets of Target. To the Best Knowledge of Seller, none of the items listed on Schedule 4.14 or any other intangible property included in the assets of Target is being infringed upon by any Person.

         4.15 Suits, Actions and Claims. Except as set forth in Schedule 4.15,
(i) there are no suits, actions, claims, inquiries or investigations by any Person, or any legal, administrative or arbitration proceedings in which Seller is engaged or which are pending or, to the Best Knowledge of Seller, threatened against or affecting Target or any of its properties, assets or business, or to which Target is or might become a party, or which question the validity or legality of the transactions contemplated hereby, (ii) no basis or grounds for any such suit, action, claim, inquiry, investigation or proceeding exists, and
(iii) there is no outstanding order, writ, injunction or decree of any Governmental Authority against or affecting Target or any of its properties, assets or business. Without limiting the foregoing, Seller does not have any Best Knowledge of any state of facts or the occurrence of any event forming the basis of any present or potential claim against Target.
         4.16 Insurance Policies. Schedule 4.16 contains a list of all insurance policies (specifying the insurer, the amount of coverage, the type of insurance and the policy number) maintained by Target on its properties, assets, business and personnel. Such policies afford Target coverage in such amounts and against such risks as is customary for companies engaged in the same type and scope of business as Target. There are no special circumstances with respect to such policies or the business or operations of Target that lead to any liability under such insurance policies being avoided by the insurers issuing such policies or, to the Best Knowledge of Seller, the premiums thereunder being increased. Except as set forth on Schedule 4.16, there is no claim outstanding under any such insurance policy nor, to the Best Knowledge of Seller, any circumstances that are likely to give rise to such a claim. Target is not in default with respect to any provision contained in such insurance policies, nor has it failed to give any notice or present any claim thereunder in a timely fashion. All such policies are in full force and effect, with all premiums due thereon to date fully paid.
         4.17 Licenses and Permits; Compliance With Governmental Requirements.
Schedule 4.17 sets forth a true and complete list of all licenses and permits necessary for the conduct of Target's business. Target has all such licenses and permits validly issued to it and in its name, and all such licenses and permits are in full force and effect. True and correct copies of all such licenses and permits are included in Schedule 4.17. No violations are or have been recorded in respect of such licenses or permits and no proceeding is pending or, to the Best Knowledge of Seller, threatened seeking the revocation or limitation of any of such licenses or permits. To the Best Knowledge of Seller, Target has complied with all Governmental Requirements applicable to its business, and all Governmental Requirements with respect to the distribution and sale of products and services by it.
         4.18 Authorization. Target has full legal right, power and authority to enter into and deliver this Agreement and to consummate the transactions set forth herein and to perform all the terms and conditions hereof to be performed by it. The execution and delivery of this Agreement by Seller and the performance of the transactions contemplated herein have been duly and validly authorized by all requisite corporate action of Seller, and this Agreement has been duly and validly executed and delivered by Seller and is the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as limited by applicable bankruptcy, moratorium, insolvency or other similar laws affecting generally the rights of creditors or by principles of equity.

         4.19 Records. To the Best Knowledge of Seller, the books, records and minutes kept by Target with respect to the assets and the business of Target, including, but not limited to, all customer files, service agreements, quotations, correspondence, route sheets and historic revenue data of Target, have been kept properly and contain records of all matters required to be included therein by any Governmental Requirement or by generally accepted accounting principles, and such books, records and minutes are true, accurate and complete.
         4.20 No Dissolution or Judgment. No order has been entered or petition presented or resolution passed for the dissolution or winding up of Target nor has any distress, execution or other process been levied in respect of Target or any of its assets nor is there any unfulfilled or unsatisfied judgment or order outstanding against Target.
         4.21     Environmental Protection Laws.
         (a) For purposes of this Section 4.21, unless the context otherwise specifies or requires, the following terms shall have the meaning herein defined:
                  (i)      "Waste Materials" shall mean

                           (A) any "hazardous waste" as defined by the Resource Conservation and Recovery Act of 1976, 42. U.S.C. ss.ss. 6901 et seq., as
                                    amended from time to time, and regulations promulgated thereunder;

                           (B) any "hazardous substance" as defined by the Comprehensive Environmental Response,
                                    Compensation and Liability Act of
                                    1980, 42 U.S.C. ss.ss. 9601, et seq., as
                                    amended from time to time;

                           (C)      asbestos;

                           (D)      polychlorinated biphenyls;

                           (E) underground storage tanks, whether empty, filled or partially filled with any substance;

                           (F) any other substance the presence of which is prohibited by any Governmental Requirement; and

                           (G)      any other substance which by any
                                    Governmental Requirement requires special handling or notification of any federal, state or local governmental entity in its collection, storage, treatment, recycling or disposal.

                  (ii) "Waste Materials Contamination" shall mean the presence of Waste Materials on, in or under any property whatsoever which is associated with or is in any way related to the business of Target, including the improvements, facilities, soil, ground, water or air.

         (b) To the Best Knowledge of Seller all business conducted by Target has been and is being operated, and the assets of Target have been and are being used and were obtained, in all respects in compliance with all Governmental Requirements.
         (c) To the Best Knowledge of Seller, Target is not now, and has not been, in violation of any Governmental Requirement and the assets, business and operations of Target are in full compliance with all Governmental Requirements relating to Waste Materials. There are no judicial or administrative actions, including non-compliance orders or demand letters, are pending that relate to such Governmental Requirements. Without in any way limiting the foregoing, Seller hereby specifically represents and warrants that:
                  (i) Target has complied with all applicable Governmental Requirements relating to pollution and environmental control;

                  (ii) Target is not in violation of any of the permits described in or required to be described on Schedule 4.17 or any Governmental Requirement regulating emissions, discharges or releases (including solids, liquids and gases) into the environment or the proper transportation, handling, storage, treatment or disposal of materials;

                  (iii) Target has received all permits and approvals with respect to emissions, discharges or releases (including solids, liquids and gases) into the environment and the proper transportation, handling, storage, treatment and disposal of materials required for the operation of the businesses of Seller as presently conducted;

                  (iv) Target has kept all records and made all filings required by applicable Governmental Requirements with respect to emissions, discharges or releases (including solids, liquids and gases) into the environment and the proper transportation, handling, storage, treatment and disposal of materials;

                  (v) To the Best Knowledge of Seller, all hazardous waste, hazardous materials and hazardous substances on, in or under any real property owned or leased by Target have been removed and no past or present disposal, spill or other release of hazardous waste, hazardous materials or hazardous substances on, in, under or adjacent to any real property owned or leased by Seller will subject Purchaser to corrective or response action or any other liability under any Governmental Requirement or the common law;

                  (vi) No investigation, administrative order, consent order or agreement, litigation or settlement with respect to Waste Materials or Waste Materials Contamination is proposed, threatened, anticipated or in existence with respect to the assets or the business of Target. None of such assets are currently on, and to the Best Knowledge of Seller, have ever been on, any federal or state "Superfund" or "Superlien" list.

                  (vii) To the Best Knowledge of Seller, Target does not have any contingent liabilities under any Governmental Requirement to any Person and whether or not such contingent liability is required pursuant to generally accepted accounting principles to be reflected on the financial statements of Target, in connection with any emission, discharge or release of any hazardous or toxic waste, substance or constituent or any other substance into the environment; and

                  (viii) Target has not handled, treated, stored, generated, transported or disposed of any Waste Material in contravention of any Governmental Requirement, and there have been no acts or omissions of Target or any of its agents or employees that would result in liability under any Governmental Requirement.

         (d) Schedule 4.21 contains a true, correct, accurate and complete list of all transfer, storage or disposal facilities used at any time by Target in any businesses or operations conducted by or on behalf of Target. To the Best Knowledge of Seller, none of the transfer, storage or disposal facilities used by Target in connection with any businesses or operations conducted by or on behalf of Target are the subject of, or have conducted their businesses or operations in a manner which may give rise to, litigation, investigation, inquiry or other proceeding, ruling, order or citation relation to emissions or potential emissions, discharges or potential discharges or releases or potential releases (including solids, liquids and gases) into the environment or relating to the transportation, handling, storage, treatment or disposal of materials, or any other liability under any Governmental Requirement or the common law.
         (e) Target has, and has listed on Schedule 4.17, all necessary environmental and operations permits for operations relating to the business or assets of Target.
         4.22 Accounts Receivable. All notes and accounts receivable of Target that are reflected on the Reference Balance Sheet or that have arisen since the Balance Sheet Date ("Accounts Receivable") have arisen in the ordinary course of business. All Accounts Receivable either (i) have been collected or (ii) are collectible on the respective due dates thereof, or, if no due date is stated with respect thereto, within ninety (90) days of their creation in the ordinary course of business, in each case in the aggregate recorded amounts thereof, less the applicable reserves with respect thereto reflected on the Reference Balance Sheet. Target has not factored or discounted or agreed to factor or discount any Account Receivable. The values at which the Accounts Receivable are carried reflect the accounts receivable valuation policy of Target which is consistent with Target's past practice and in accordance with generally accepted accounting principles consistently applied. Schedule 4.22 sets forth a true, correct and complete list of all Accounts Receivable written off by Target, in whole or in part, as uncollectible during the two (2) years preceding the date hereof. Schedule 4.22 also sets forth a true, correct and complete aging of the Accounts Receivable of Target as of the most recent practicable date.

         4.23 Brokers and Finders. No broker or finder has acted for Target or Seller in connection with this Agreement or the transactions contemplated by this Agreement and no broker or finder is entitled to any brokerage or finder's fee or to any commission in respect thereof based in any way on agreements, arrangements or understandings made by or on behalf of Seller or Target.
         4.24 Estimates in Financial Statements. The amounts included in the Reference Balance Sheet for costs incurred, estimated profit and progress billings in respect of uncompleted Contracts are reasonable, billable and collectible, except to the extent of the reserves related thereto reflected in the Reference Balance Sheet. The Reference Balance Sheet includes adequate provisions for any liability, contingent or otherwise (including without limitation the cost of any work or material for which payment has been received or credit taken and of any profit incentives for employees), and any loss which may arise hereafter in connection with any Contract entered into by Target prior to the date hereof. The methods of valuing such costs incurred and estimated profits and determining such provisions as of the Balance Sheet Date are consistent with those used in respect of the beginning and end of each of the three (3) most recent fiscal years of Target.
         4.25 Payment of Creditors. Target has paid its creditors within the times agreed with such creditors, and there are no debts outstanding against Target (other than those being disputed in good faith by Target and those that are by their terms not yet due and payable) that have been outstanding for more than ninety (90) days.
         4.26 Deferred Purchase Agreements. Target has not acquired or agreed to acquire any material asset on terms that provide that title thereto does not pass until full payment is made.

         4.27 Telephone Numbers. All telephone numbers used by Target in connection with the business of Target are included in the assets of Target and are fully transferable to Purchaser.
         4.28 Customer List. Schedule 4.28 sets forth a true, correct and complete list of all customers of Target to which Target has sold or provided products or services during the two (2) years immediately preceding the date hereof. This list provides an accurate statement of the gross revenues received from each such customer by Target during the twelve-month period ended April 30, 1996. Each list also indicates by special designation all customers on the list with respect to which Target has not sold or provided products or services during the six (6)-month period immediately preceding the date hereof. Two (2) days prior to the Closing Date, Seller shall cause Target to deliver to Purchaser a true, correct and complete update of this list as of the three (3) days prior to the Closing Date, and immediately prior to the Closing, Seller shall cause Target to deliver to Purchaser a true, correct and complete update of this list as of the Closing Date, in each case noting all deletions therefrom and additions thereto and updating all information contained thereon, and conspicuously marking all changes from the previous list or update, as the case may be.
         4.29 No Royalties. No royalty or similar item or amount is being paid or is owing by Target, nor is any such item accruing, with respect to the operation, ownership or use of the business or the assets of Target.
         4.30 Bank Accounts. Schedule 4.30 sets forth a true and complete list of all bank or financial accounts and safe deposit boxes of Target and of the credit and debit balances of such bank and financial accounts as of the most recent practicable date. Since the date of the balances set forth on such list, there have been no payments out of or drafts against any of the accounts included therein other than routine payments and drafts in the ordinary course of business, and the balances in such accounts as of the date hereof are not materially different from those reflected in such list. Schedule 4.30 also lists all persons having signatory authority over or access to such bank and financial accounts and safe deposit boxes.
         4.31 Net Worth of Target. The net worth of Target as of the Closing Date is in excess of $5,000,000.00.
         4.32 Adverse Facts. Seller is not aware of any fact or matter not disclosed in this Agreement or in the Schedules which might reasonably affect the willingness of a purchaser to acquire the Stock on the terms (including price) contained herein or that might be expected to adversely affect the assets or the business of Target after Closing.
         4.33 No Untrue Statements. The statements, representations and warranties of Seller set forth in this Agreement and the Schedules and in all other documents and information furnished to Purchaser and its representatives in connection herewith do not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements, representations and warranties made not misleading. To the Best Knowledge of Seller, there is no fact or matter that is not disclosed to Purchaser in this Agreement or the Schedules that materially and adversely affects or, so far as Seller or Target can now reasonably foresee, could materially and adversely affect the condition (financial or otherwise) of any of the assets or the business of Target or the ability of Seller or Target to perform their respective obligations under this Agreement.
         5. REPRESENTATIONS AND WARRANTIES OF PURCHASER. Purchaser represents and warrants to Seller as follows:

         5.1 Incorporation. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.
         5.2 Authorization. Purchaser has full legal right and corporate power to enter into and deliver this Agreement and to consummate the transactions set forth herein and to perform all the terms and conditions hereof to be performed by it. This Agreement has been duly executed and delivered by Purchaser and is a legal, valid and binding obligation of Purchaser enforceable in accordance with its terms, except as limited by applicable bankruptcy, moratorium, insolvency or other laws affecting generally the rights of creditors or by principles of equity; provided that as specifically set forth herein the obligation of Purchaser to consummate the transactions contemplated hereby is (among other conditions) subject to approval of this Agreement and the transactions contemplated hereby by Purchaser's board of directors.
         5.3 Brokers and Finders. No broker or finder has acted for Purchaser in connection with this Agreement or the transactions contemplated by this Agreement and no broker or finder is entitled to any brokerage or finder's fee or to any commission in respect thereof based in any way on agreements, arrangements or understandings made by or on behalf of Purchaser.
         6.       NATURE OF STATEMENTS AND SURVIVAL OF
INDEMNIFICATIONS, GUARANTEES, REPRESENTATIONS AND WARRANTIES
OF SELLER. All statements of fact contained in this Agreement or in any written statement (including financial statements), certificate, schedule or other document delivered by or on behalf of Seller pursuant to this Agreement or in connection with the transactions contemplated hereby shall be deemed representations and warranties of Seller hereunder. All indemnifications, guarantees, covenants, agreements, representations and warranties made by Seller hereunder or pursuant hereto or in connection with the transactions contemplated hereby shall survive the Closing regardless of any investigation at any time made by or on behalf of Purchaser.
         7. COVENANTS OF SELLER PRIOR TO CLOSING DATE. Seller hereby covenants and agrees that between the date of this Agreement and the Closing
Date:
         7.1 Access to Information. Seller shall, and shall cause Target to, afford to the officers and authorized representatives of Purchaser access to the plants, properties, books and records of Target and shall furnish Purchaser with such financial and operating data and other information regarding the assets, properties and business of Target as Purchaser may from time to time reasonably request, including, but not limited to, true and correct unaudited monthly financial statements for all months ending after the Balance Sheet Date and prior to the Closing Date.
         7.2      General Affirmative Covenants.  Seller shall cause Target to:
                  (a) conduct the business of Target only in the ordinary course;

                  (b) maintain its properties and facilities in good working order and condition, ordinary wear and tear excepted;

                  (c) perform all its obligations under agreements relating to or affecting its assets, business, properties and rights;

                  (d) keep in full force and effect present insurance coverage or comparable insurance coverage acceptable and approved in writing by Purchaser;

                  (e) use its best efforts to maintain and preserve its business organization, and to retain its present employees, customers, suppliers and others having business relations with it;

                  (f) duly and timely file all reports or returns required to be filed with any Governmental Authority, and promptly pay all Taxes levied or assessed upon it or its properties or upon any part thereof;

                  (g) duly observe and conform to all Governmental Requirements relating to its assets or properties or to the operation and conduct of its business and all covenants, terms and conditions upon or under which any of its properties are held;

                  (h) duly and timely take all actions necessary to carry out the transactions contemplated hereby;

                  (i) deliver to Purchaser on or before the 15th day of each month true and correct unaudited monthly balance sheets and statements of income Target for the immediately preceding month; and

                  (j)      preserve and maintain the goodwill of Target.

         7.3 General Negative Covenants. Seller shall prohibit and prevent Target from taking any of the following actions without the prior written consent of Purchaser:
                  (a) making or approving any changes in Target's Articles of Incorporation or other charter documents or by-laws;

                  (b) issuing any shares of stock or securities or any rights with respect thereto;

                  (c) declaring or paying any dividend or making any distribution in respect of Target's capital stock, whether now or hereafter outstanding, or purchasing, redeeming or otherwise acquiring or retiring, directly or indirectly, for value any shares of stock or securities of Target;

                  (d) entering into or amending any employment or retirement agreement with any present or former employee or increasing the compensation or rate of compensation or commissions payable or to become payable by Target to any director, officer or shareholder (or any Affiliate thereof);

                  (e) hiring any employee or independent contractor at compensation in excess of $25,000.00 per annum, or declaring or paying any bonus, profit-sharing or other extraordinary compensation, or entering into, adopting, amending, changing or modifying any bonus, profit-sharing, retirement, pension or similar plan, agreement or arrangement without the written consent of Purchaser;

                  (f) entering into or assuming any contract, agreement, obligation, lease, license or commitment related to the business, assets or properties of Target other than in the ordinary course of business;

                  (g) entering into or assuming (whether or not in the ordinary court of business) any contract, agreement, obligation, lease, license or commitment related to the business or assets of Target that can be expected to (i) have a term of more than six (6) months or (ii) generate gross revenues or expenses in excess of $20,000.00;

                  (h) entering into or assuming any mortgage, pledge, conditional sale or other title retention agreement, lien, encumbrance or charge of any kind upon any of the properties or assets of Target, whether now owned or hereafter acquired, or creating or assuming any obligation for borrowed money, or making any loans or advances to or assuming, guaranteeing, endorsing or otherwise becoming liable with respect to the obligations, capital stock or dividends or any person, firm, association or corporation, or purchasing or otherwise acquiring any stocks, bonds or other securities or any person, firm, association or corporation, or selling, leasing, abandoning or otherwise disposing of any of the assets of Target, including, but not limited to, real property, machinery, equipment or other operating properties;

                  (i) intentionally engaging in any activities or transactions that might adversely affect the assets, properties or business of Target;

                  (j) making any change affecting the present banking or safe deposit or credit arrangements of Target;

                  (k) merging or consolidating with any other corporation or acquiring all or substantially all of the business or assets of any other person, firm, association or corporation; or

                  (l) introducing any new method of accounting, operation or management.

         7.4 No Transfer of the Stock. Seller shall not sell, transfer, assign, pledge or otherwise dispose of or encumber any right, title or interest in or to any of the Stock or enter into any agreement, trust or commitment relating to any of the Stock.
         7.5 Disclosure of Misrepresentations and Breaches. If any of the representations or warranties of Seller hereunder are determined by Seller to have been incorrect when made, or are determined by Seller to be incorrect as of any date subsequent to the date hereof, or if any of the covenants of Seller contained in this Agreement have not been complied with timely, then Seller shall immediately notify Purchaser to such effect.

         7.6 Approvals and Consents. Seller shall, and shall cause Target to, obtain, in writing and without penalty to Purchaser, all necessary approvals and consents required in order to authorize, approve and consummate this Agreement.
         7.7 Government Filings. Seller shall, and shall cause Target to, cooperate with Purchaser and its representatives in the preparation of any documents or other material that may be required by any Governmental Authority in connection with this Agreement or the consummation of the transactions contemplated hereby.
         7.8 Access to and Inspection of Premises, Facilities and Equipment. Seller shall and shall cause Target to, afford to the officers and authorized representatives of Purchaser access to the premises, facilities and tangible assets of Target for the purpose of inspecting such premises, facilities and equipment in such manner as Purchaser shall deem appropriate, including, but not limited to, an environmental inspection and audit. If upon completion of such inspection Purchaser finds any conditions which Purchaser, in its sole discretion, considers to be unacceptable, Purchaser may call upon Seller to cause Target to remedy any such condition at Target's cost. In event Seller deems any such condition to be unfeasible to remedy, Seller may terminate this Agreement. Purchaser may, in addition to its rights to terminate this Agreement pursuant to Sections 9 and 23 below, delay the Closing under Section 2 hereof up to and including the earlier of (i) ten (10) days after remedy of the condition to Purchaser's satisfaction, or (ii) on the Termination Date (as defined in Section 23.4 below).
         7.9 Inspection of Underground Storage Tanks. Within five (5) days prior to the Closing, Seller shall (i) cause all underground storage tanks located on the premises owned or leased by Target to be inspected for leakage and operating condition by independent third party inspectors acceptable to Purchaser and (ii) deliver to Purchaser a written report of the inspection as prepared by such inspectors. A copy of such report shall be furnished to Seller. Under no circumstances shall Purchaser reveal the contents of any such report to any third party or to any local, state, or federal agency official before Seller has opportunity to cause any objectionable item to be remedied. If Purchaser, in its sole discretion, considers any items in the inspection report to be unacceptable, then Purchaser may call upon Seller to cause Target to remedy such unacceptable item or items. In vent Seller deems any unacceptable item to be unfeasible to remedy, Seller may terminate this Agreement. Purchaser may, in addition to its rights to terminate this Agreement pursuant to Sections 9 and 23 below, delay the Closing Date under Section 2 hereof up to and including the earlier of (i) ten (10) days after remedy of the condition to Purchaser's satisfaction, or (ii) on the Termination Date (as defined in Section 23.4 below).
         8.       COVENANTS REGARDING THE CLOSING.
         8.1 Covenants of Seller. Seller hereby covenants and agrees that it will (i) use commercially reasonable efforts on the part of Seller or Target to cause all of its representations and warranties set forth in this Agreement to be true on and as of the Closing Date, (ii) use commercially reasonable efforts to cause all of its obligations that are to be fulfilled on or prior to the Closing Date to be so fulfilled, (iii) use commercially reasonable efforts to cause all conditions to the Closing set forth in this Agreement to be satisfied on or prior to the Closing Date, and (iv) deliver to Purchaser at the Closing the certificates, updated lists, opinion of counsel, notices, consents, authorizations, approvals, agreements, leases, transfer documents, receipts and amendments contemplated by Section 9 hereof (with such additions or exceptions to such items as are necessary to make the statements set forth in such items accurate, provided that if any of such additions or exceptions cause any of the conditions to Purchaser's obligations hereunder as set forth in Section 9 below not to be fulfilled, such additions and exceptions shall in no way limit the rights of Purchaser under Sections 9 and 23 hereof to terminate this Agreement or refuse to consummate the transactions contemplated hereby). In event Seller is unable to comply with the requirements of this section, or in event it is deemed by Seller, in its sole discretion, that compliance with this section is not feasible, Seller may terminate this Agreement.
         8.2 Covenants of Purchaser. Purchaser hereby covenants and agrees that it will (i) use commercially reasonable efforts to cause all of its representations and warranties set forth in this Agreement to be true on and as of the Closing Date, (ii) use commercially reasonable efforts to cause all of its obligations that are to be fulfilled on or prior to the Closing Date to be so fulfilled, (iii) use commercially reasonable efforts to cause all conditions to the Closing set forth in this Agreement to be satisfied on or prior to the Closing Date, and (iv) deliver to Seller at the Closing the certificate contemplated by Section 10 hereof (with such additions or exceptions to such certificate as are necessary to make the statements set forth in such certificate accurate, provided that if any of such additions or exceptions cause any of the conditions to Seller's obligations hereunder as set forth in
Section 10 below not to be fulfilled, such additions and exceptions shall in no way limit the rights of Seller under Sections 10 and 23 hereof to terminate this Agreement or refuse to consummate the transactions contemplated hereby).
         9. CONDITIONS TO OBLIGATIONS OF PURCHASER. The obligations of Purchaser hereunder are, at the option of Purchaser, subject to the satisfaction, on or prior to the Closing Date, of the following conditions (any of which may be waived by Purchaser in its sole discretion):
         9.1 Accuracy of Representations and Warranties and Fulfillment of Covenants. The representations and warranties of Seller contained in this Agreement shall be true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date. Each and all of the agreements and covenants of Seller to be performed on or before the Closing Date pursuant to the terms hereof shall have been performed. Seller shall have delivered to Purchaser a certificate dated the Closing Date and executed by Seller to all such effects.
         9.2 Opinion of Counsel. Purchaser shall have received an opinion from David L. Hooper, counsel to Seller, dated the Closing Date, in form and substance satisfactory to Purchaser, covering the matters set forth in Schedule
9.2 hereto and such other matters as Purchaser shall reasonably request.
         9.3 Satisfactory Audit. Purchaser's auditors will have performed an audit with respect to the financial statements of Target for the last three (3) fiscal years, and the results of such audit shall be acceptable to Purchaser in all respects.
         9.4 Execution of Non-competition Agreement. Seller shall have agreed to the non-competition provisions described in Section 15 herein.
         9.5 Termination of Employment Agreement of Kenneth C. Boothe. Target shall have terminated the Employment Agreement dated December 13, 1995 between Small Fishing & Rental, Inc., a Texas corporation and Kenneth C. Boothe, with the consideration for such termination paid by Target not to exceed $100,000.00.

         9.6 Phase I Environmental Audit. Purchaser shall, at Purchaser's own expense, have completed a Phase I Environmental Audit on the properties of Target located in Pearsall, San Angelo, Big Spring, Andrews and Odessa, Texas and Artesia, New Mexico, the results of which shall be satisfactory to Purchaser and Purchaser, or its agents, shall not disclose such results to any Person other than Seller or as required by a court order.
         9.7 No Governmental Actions. No action or proceeding before a Governmental Authority shall have been instituted or threatened to restrain or prohibit the transactions contemplated by this Agreement, and Seller shall have delivered to Purchaser a certificate dated the Closing Date and executed by Seller stating it has no Best Knowledge of any such matters. No Governmental Authority shall have taken any other action as a result of which the management of Purchaser reasonably deems it inadvisable to proceed with the transactions contemplated by this Agreement.
         9.8 No Adverse Change. No adverse change in the results of operations, financial condition, net worth or business of Target that exceeds, in the aggregate, $50,000.00 shall have occurred, and no loss or damage to any of the properties or assets of Target, whether or not covered by insurance, shall have occurred since the Balance Sheet Date, and Seller shall have delivered to Purchaser a certificate dated the Closing Date and executed by Seller to all such effects.
         9.9 Update of Liabilities. Seller shall have delivered to Purchaser an accurate list, as of the Closing Date, showing all liabilities and obligations of Target that have arisen since the date of this Agreement, except those arising in the ordinary course of business that do not individually exceed $5,000.00.

         9.10 Update of Contracts. Seller shall have delivered to Purchaser an accurate list, as of the Closing Date, showing (i) all agreements, contracts and commitments of the type listed on Schedule 4.11 hereto entered into since the date of this Agreement, and (ii) all other contracts, agreements and commitments related to the business or assets of Target entered into by Target since the date of this Agreement.
         9.11 Update of Customer List. Seller shall have caused Target to deliver to Purchaser the updated customer list as required by Section 4.28 hereof, and such lists shall not reflect any adverse information regarding customers of Target that Purchaser, in its sole discretion, considers unacceptable.
         9.12 Stockholder's Release. Seller shall have delivered to Target, with a copy to Purchaser, a Stockholder's Release duly executed by Seller in the form of and containing the same terms and provisions as the Stockholder's Release provided herewith as Schedule 9.12.
         9.13 Related Party Loans. All loans or advances outstanding as of the Closing Date owed to Target by Seller or any Affiliates of Seller shall have been paid in full.
         9.14 Approval of Counsel. All actions, proceedings, instruments and documents required or incidental to carrying out this Agreement and all other related legal matters shall have been approved by Fulbright & Jaworski L.L.P., counsel to Purchaser.
         9.15 No Adverse Information. The investigations with respect to Target and its assets, properties and business performed by Purchaser's professional advisors and other representatives shall not have revealed any adverse information concerning Target that has not been made known to Purchaser in writing prior to the date of this Agreement.

         9.16 Notices and Consents. No notice to or consent, authorization, approval or order of any Person shall be required for the consummation of the transactions contemplated by this Agreement (except for notices that have been duly and timely given and consents, authorizations and approvals that have been obtained), and Seller shall have delivered to Purchaser a certificate dated the Closing Date and executed by Seller to such effect.
         9.17 Corporate Approval. Seller shall have taken or caused to be taken all necessary or desirable actions, steps and corporate proceedings (whether by directors and/or shareholders) to approve and authorize the transfer of the Stock by Seller to Purchaser, and to approve and authorize the acceptance of this Agreement by Seller, and Seller shall have delivered to Purchaser a certificate dated the Closing Date to all such effects.
         9.18 Transfer and Assignment Documents. Seller shall have delivered to Purchaser all documents reasonably necessary or required to effectively transfer and assign the Stock to Purchaser (including, without limitation, all required consents), such transfers and assignments to convey good and marketable title to the Stock to Purchaser, free and clear of all liens and encumbrances whatsoever, and to be in form and substance reasonably satisfactory to Purchaser and its counsel.
         9.19 Ordinary Course of Business. During the period from the date of this Agreement until Closing, Target shall have carried on its business in the ordinary and usual course and the Seller shall have delivered to Purchaser a certificate dated the Closing Date to that effect.

         9.20 Other Documents. Seller and Target shall have delivered or caused to be delivered all other documents, agreements, resolutions, certificates or declarations as Purchaser or its attorneys may have reasonably requested.
         9.21 Board of Directors Approval. The board of directors of Purchaser, in its sole discretion, shall have approved this Agreement and the consummation by Purchaser of the transactions contemplated hereby.
         9.22 Payment of Taxes. All unpaid Taxes of Target shall have been paid prior to the Closing Date, and Seller shall have furnished Purchaser with evidence of such payment, in form and substance satisfactory to Purchaser.
         9.23 Right of Termination. In event that Seller shall fail to furnish and/or deliver to Purchaser the documents required under Sections 9.1 - 9.22 above, Purchaser shall have the right to terminate this Agreement at or before Closing Date. In event that Seller shall be unable for any reason to furnish and/or deliver to Purchaser the documents required under Sections 9.1 - 9.22 above, Seller shall have the right to terminate this Agreement at or before Closing Date.
         10.      CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER.
         The obligations of Seller hereunder are, at its option, subject to the satisfaction, on or prior to the Closing Date, of the following conditions (any of which may be waived by Seller, in its sole discretion):
         10.1 Accuracy of Representations and Warranties and Fulfillment of Covenants. The representations and warranties of Purchaser contained in this Agreement shall be true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date. Each of the agreements and covenants of Purchaser to be performed on or before the Closing Date shall have been performed. Purchaser shall have delivered to Seller a certificate dated the Closing Date and executed by Purchaser to all such effects.
         10.2 Delivery of Purchase Price. Purchaser shall have paid to Seller the Purchase Price as required by this Agreement.
         10.3 Approval of Counsel. All actions, proceedings, instruments and documents required or incidental to carrying out this Agreement and all other related legal matters shall have been approved by David Hooper, counsel to Seller.
         10.4 Phase I Environmental Audit. Purchaser shall, at Purchaser's own expense, have completed a Phase I Environmental Audit on the properties of Target located in Pearsall, San Angelo, Big Spring, Andrews and Odessa, Texas and Artesia, New Mexico, the results of which shall be satisfactory to Purchaser and Seller shall not disclose such results to any Person except as required by court order.
         11.      SPECIAL CLOSING AND POST-CLOSING COVENANTS.
         11.1 Continuation of Existence of Target After the Closing. Purchaser agrees to maintain the business and operations of Target at its current locations and under its current corporate name for a period of six months following the Closing Date or until such time as Purchaser has no further payment obligation to Seller under the Convertible Note.
         11.2 Escrow Agreement. In order to secure the obligations of Purchaser under this Agreement pursuant to Section 3.1(a) pertaining to payment at Closing of the cash portion of the Purchase Price, Purchaser will execute and deliver to the Seller an Escrow Agreement, in the form attached hereto as Annex C at the time of execution of this Agreement.

         11.3 Release of Seller's Promissory Note Guarantee. Purchaser shall use commercially reasonable efforts to (a) obtain from Durant Bank & Trust Co. a release of the guarantee of Lacy J. Harber pursuant to that certain promissory note dated in the stated principal amount of $1,400,000.00 between Target and Bank & Trust Co. (the "Durant Note"), (b) during the period Lacy J. Harber remains a Guarantor of the Durant Note, make timely principal and interest payments thereon, which commercially reasonable efforts shall not include exoneration of the Durant Note prior to maturity.
         12.      INDEMNITY BY SELLER.
         12.1 INDEMNITY. SELLER COVENANTS AND AGREES THAT IT WILL INDEMNIFY, HOLD HARMLESS AND DEFEND PURCHASER AND TARGET AND THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, CONSULTANTS, REPRESENTATIVES AND AFFILIATES (COLLECTIVELY, THE "INDEMNIFIED PARTIES"), AT ALL TIMES FROM AND AFTER THE DATE OF THIS AGREEMENT, FROM AND AGAINST ANY AND ALL PENALTIES, DEMANDS, DAMAGES, PUNITIVE DAMAGES, LOSSES, LOSS OF PROFITS, LIABILITIES, SUITS, COSTS, COSTS OF ANY SETTLEMENT OR JUDGMENT, CLAIMS OF ANY AND EVERY KIND WHATSOEVER, REFUND OBLIGATIONS (INCLUDING, WITHOUT LIMITATION, INTEREST AND PENALTIES THEREON), REMEDIATION COSTS AND EXPENSES (INCLUDING, WITHOUT LIMITATION, REASONABLE ATTORNEYS' FEES) OF OR TO ANY OF THE INDEMNIFIED PARTIES ("DAMAGES"), WHICH MAY NOW OR IN THE FUTURE BE PAID, INCURRED OR SUFFERED BY OR ASSERTED AGAINST THE INDEMNIFIED PARTIES BY ANY PERSON RESULTING OR ARISING FROM OR INCURRED IN CONNECTION WITH ANY ONE OR MORE OF THE FOLLOWING:

                  (A) ANY MISREPRESENTATION, BREACH OF WARRANTY OR NONFULFILLMENT OF ANY COVENANT OR AGREEMENT ON THE PART OF SELLER UNDER THIS AGREEMENT OR FROM ANY MISREPRESENTATION IN OR OMISSION FROM ANY LIST, SCHEDULE, CERTIFICATE OR OTHER INSTRUMENT FURNISHED OR TO BE FURNISHED TO PURCHASER PURSUANT TO THE TERMS OF THIS AGREEMENT;

                  (B) ALL ACTIONS, SUITS, PROCEEDINGS, DEMANDS, ASSESSMENTS, ADJUSTMENTS, COSTS AND EXPENSES (INCLUDING
         COSTS OF COURT AND ATTORNEYS' FEES) INCIDENT TO ANY OF THE
         FOREGOING.

         12.2 Notice of Claim. Purchaser agrees that upon its discovery of facts giving rise to a claim for indemnity under the provisions of this Agreement, including receipt by it or any Indemnified Party of notice of any demand, assertion, claim, action or proceeding, judicial or otherwise, by any Person with respect to any matter as to which any of the Indemnified Parties are entitled to indemnity under the provisions of this Agreement (such actions being collectively referred to herein as the "Claim"), Purchaser will give prompt notice thereof in writing to Seller together with a statement of such information respecting any of the foregoing as it shall then have; provided that any delay in giving or failure to give such notice shall not limit the rights of any Indemnified Party to indemnity hereunder except to the extent that Seller is shown to have been damaged by such delay or failure.
         12.3 Right of Seller to Participate in Defense. With respect to any Claim as to which Purchaser seeks indemnity hereunder, Purchaser shall provide Seller with the opportunity to participate in the defense of such Claim with counsel of Seller's choice and at Seller's cost and expense. Seller shall reasonably cooperate with Purchaser and its representatives and counsel in any dispute or defense related to any Claim.
         12.4 Payment. Seller shall promptly pay to Purchaser or such other Indemnified Party as may be entitled to indemnity hereunder in cash the amount of any Damages to which Purchaser or such Indemnified Party may become entitled by reason of the provisions of this Agreement.
         13.   REQUIREMENTS OF SECURITIES LAWS.
         13.1 Accredited Investors. Seller recognizes that the Convertible Note and the Conversion Shares (collectively, the "Securities") are not being registered under the Securities Act in reliance upon an exemption from the Securities Act which is predicated, in part, on the representations and agreements of Seller set forth in this Agreement. Seller represents and warrants to Purchaser that Seller is an "accredited investor" as that term is defined in Rule 501(a) of the Securities Act and that the Securities are being acquired solely for its own account for investment and not with a view to, or for offer or resale in connection with, a distribution thereof within the meaning of the Securities Act. Seller understands that the effect of such representation and warranty is that the Securities must be held indefinitely unless subsequently registered under the Securities Act or an exemption from such registration is available at the time for any proposed sale or other transfer thereof. Seller also understands that Purchaser is under no obligation to file a registration statement under the Securities Act covering the Securities or to take any other action to enable Seller to transfer or otherwise dispose of the Securities. Seller represents that it has consulted with counsel in regard to the Securities Act and that it is fully familiar with the circumstances under which it is required to hold the Securities and the limitations upon the transfer or other disposition thereof. Seller acknowledges that Purchaser is relying upon the truth and accuracy of the foregoing representations and warranties in issuing the Securities under the Securities Act. Seller agrees to indemnify and hold Purchaser harmless against all liabilities, costs and expenses, including reasonable attorneys' fees, incurred by Purchaser as a result of any sale, transfer or other disposition by Seller of all or any part of the Securities in violation of the Securities Act.
         13.2     Legend.  The Securities shall bear the following legend:
                  "THE SECURITIES REPRESENTED BY THIS CERTIFI-
                  CATE HAVE BEEN ACQUIRED FOR INVESTMENT AND
                  HAVE NOT BEEN REGISTERED UNDER THE SECURI-

                  TIES ACT OF 1933, AS AMENDED.  THESE SECURITIES
                  MAY NOT BE SOLD OR TRANSFERRED IN THE AB-
                  SENCE OF SUCH REGISTRATION OR AN EXEMPTION
                  THEREFROM UNDER SAID ACT.

         13.3 SEC Documents. Purchaser shall provide to Seller (a) a copy of the Annual Report on Form 10-K of Purchaser for the fiscal year ended August 31, 1995, in the form filed with the SEC, and (b) copies of all filings since August 31, 1995 by Purchaser with the SEC in compliance with Section 13 or 14 of the Exchange Act. At closing Seller will represent that it has reviewed the foregoing documents and acknowledges it has been afforded the opportunity to obtain any additional information necessary to verify the accuracy of the information contained in the foregoing documents, including the opportunity to ask questions of, and receive answers from, officers and representatives of Purchaser concerning Purchaser and the terms and conditions of the transactions contemplated by this Agreement. Seller acknowledges that David Hooper, attorney at law, has advised Seller during the course of the negotiation of this Agreement, and that Seller has consulted David Hooper, attorney at law, with respect to the transactions contemplated by this Agreement.
         13.4 Incidental Registration. If, at any time after the Closing Date, Purchaser proposes to register any of the Purchaser's Common Stock (whether unissued, yet to be authorized or held by any person) under the Securities Act, it shall, at least 30 days prior to the filing under the Securities Act of the registration statement relating thereto, give written notice to Seller of its intention to do so, and, upon the written request of Seller given within 10 days after the giving of any such notice (which request shall state the proposed method of distribution), Purchaser shall include or cause to be included in any such registration statement the Conversion Shares; provided, however, that Purchaser may at any time withdraw or cease proceeding with any such registration if it shall at the time withdraw or cease proceeding with the registration of such Purchaser's Common Stock originally proposed to be registered; and provided further, that if the registration proposed by Purchaser relates to an underwritten offering, Seller shall not have any right to sell the Conversion Shares in any manner or through any underwriter other than in the manner and through the managing underwriter or underwriters being used by Purchaser.
                  a. Notwithstanding any other provision of this Section 13.4, if a registration pursuant to this Section 13.4 involves a firm commitment, underwritten offering of the securities so being registered and if the managing underwriter of such offering informs Purchaser and Seller by letter of its belief that marketing factors require a limitation of the number of shares to be underwritten, Purchaser may limit the amount of Conversion Shares to be included in the registration and underwriting; provided that no such reduction shall reduce the securities being offered by Purchaser for its own account; and provided that those shares which are excluded from the underwritten offering shall be withheld from the market by the holders thereof for a period, not to exceed 180 days, which the managing underwriter reasonably determines as necessary in order to effect the underwritten offering.
                  b. Registration Procedures and Expenses. If and whenever Purchaser is required to include the Conversion Shares in a registration statement under the Securities Act, as provided in Section 13.4 hereof, Purchaser shall, as expeditiously as is reasonably practicable, do each of the following:

                           (i) prepare and file with the SEC a registration statement with respect to the Conversion Shares and, subject to the limitations under Section 13.4 hereof, use its best efforts to cause such registration statement to become effective;
                           (ii) cooperate with Seller and any underwriter who shall sell the Conversion Shares in connection with their review of Purchaser made in connection with such registration;
                           (iii) prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective for 120 days from the date of its effectiveness, and to comply with the provisions of the Securities Act and the Exchange Act with respect to the disposition of all the Conversion Shares covered by such registration statement for such period;
                           (iv) furnish to Seller such number of copies of the prospectus forming a part of such registration statement (including each preliminary prospectus), in conformity with the requirements of the Securities Act, and such other documents as Seller may reasonably request in order to facilitate the disposition of the Conversion Shares; and
                           (v) Purchaser shall (x) notify Seller at any time when a prospectus relating to the Conversion Shares is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus forming a part of such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing, and (y) at the request of Seller, prepare and furnish to Seller a reasonable number of copies of any supplement to or any amendment of such prospectus that may be necessary so that, as thereafter delivered to the purchasers of the Conversion Shares such prospectus shall not include any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.
                  c. Agreement by Seller. In the event that Seller participates, pursuant to this Section 13.4, in the offering of the Conversion Shares Seller shall;
                           (i) furnish Purchaser all material information reasonably requested by Purchaser concerning Seller and the proposed method of sale or other disposition of the Conversion Shares and such other information and undertakings as shall be reasonably required in connection with the preparation and filing of the registration statement covering the Conversion Shares in order to ensure full compliance with the Securities Act and the rules and regulations of the SEC thereunder;
                           (ii) cooperate in good faith with Purchaser and its underwriters, if any, in connection with such registration, including placing the Conversion Shares in escrow or custody to facilitate the sale and distribution thereof provided that such escrow or custody arrangement shall be no more restrictive upon Seller than upon any other holder of Purchaser Stock for the benefit of whom such registration is undertaken; and

         (iii) make no further sales or other dispositions, or offers therefor, of the Conversion Shares under such registration statement if, during the effectiveness of such registration statement, an intervening event should occur which, in the opinion of counsel to Purchaser, makes the prospectus included in such registration statement no longer comply with the Securities Act, so long as written notice containing the facts and legal conclusions relied upon by Purchaser in this regard has been received by Seller from Purchaser, until such time as Seller has received from Purchaser copies of a new, amended or supplemented prospectus complying with the Securities Act, which prospectus shall be delivered to Seller by Purchaser as soon as practicable after such notice. d. Allocation of Expenses. If and whenever Purchaser is required by the provisions of this
     Section 13.4 to use its best efforts to effect the registration of the Conversion Shares under the Securities Act, Purchaser shall pay the costs and expenses in connection therewith; provided, however, that Seller shall pay all underwriting discounts, selling commissions and stock transfer taxes attributable to the Conversion Shares under such registration statement.
      e. Indemnification. In the event of any registration of any of the Conversion Shares under the Securities Act pursuant to this Section 13.4, Seller shall indemnify and hold harmless, Purchaser, each director of Purchaser, each officer of Purchaser who shall sign such registration statement, each underwriter and any person who controls Purchaser or such underwriter within the meaning of the Securities Act, with respect to any statement in or omission from such registration statement, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereto, if such statement or omission was made in reliance upon and in conformity with written information furnished to Purchaser or its underwriter through an instrument duly executed by any of Seller specifically for use in the preparation of such registration statement, preliminary prospectus, final prospectus or amendment or supplement.
         14. ACCESS TO BOOKS AND RECORDS. Seller represents and warrants to Purchaser that all of the existing books and records of Target are physically located at the principal office of Target in Abilene, Texas. Purchaser covenants that for a period of six (6) years after the date of this Agreement it will provide Seller with reasonable access to such books and records of Target covering periods prior to the Closing Date as are reasonably needed in connection with (i) the preparation of any Tax returns of Seller or (ii) any dispute between Seller and any Person.
         15. NON-COMPETITION AGREEMENT. Unless a default by Purchaser under the terms and conditions of the Convertible Note shall have occurred and be then continuing, for a period of two (2) years from the date hereof, neither Seller nor any Affiliate of Seller shall, within the state of Texas, (i) compete directly or indirectly with the business engaged in by Target as of the Closing Date, (ii) solicit directly or indirectly any of the accounts of Target or
(iii) become the employee or consultant of or otherwise render services to, or own any interest in, any enterprise that directly or indirectly competes with the business engaged in by Target as of the Closing Date. For purposes of this
Section 15, the term "accounts" shall mean any Person for which Target has performed or does perform services or to which Target has sold or does sell merchandise during the period beginning two (2) years immediately prior to the date of this Agreement and ending one (1) year after the date of this Agreement.

         Seller agrees that the limitations set forth herein on the rights of it and its Affiliates to compete with Target are reasonable and necessary for the protection of Target. In this regard, Seller specifically agrees that the limitations as to period of time and geographic area, as well as all other restrictions specified herein, are reasonable and necessary for the protection of Target. Seller further recognizes and agrees that violation of any of the agreements contained in this Section 15 will cause irreparable damage or injury to Target and Purchaser, the exact amount of which may be impossible to ascertain, and that, for such reason, among others, Target and Purchaser shall be entitled to an injunction, without the necessity of posting bond therefor, restraining any further violation of such agreements. Such rights to any injunction shall be in addition to, and not in limitation of, any other rights and remedies Target or Purchaser may have against the undersigned, including, but not limited to, the recovery of damages. Further, it is agreed by Seller that in the event that the provisions of this Section 15 should ever be deemed to exceed the time or geographic limitations permitted by applicable law, then such provisions shall be reformed to the maximum time or geographic limitations permitted.
         16. NONDISCLOSURE OF CONFIDENTIAL INFORMATION. Seller and Purchaser recognize and acknowledge that they have and will have access to certain confidential information of Target, such as lists of customers, and costs and financial information, that is valuable, special and unique property of Target. Seller and Purchaser agree that they will not disclose, and they will use their best efforts to prevent disclosure by any other Person of, any such confidential information to any Person or for any purpose or reason whatsoever, except to authorized representatives of Purchaser or Seller as the case may be. Seller and Purchaser recognize and agree that violation of any of the agreements contained in this Section 16 will cause irreparable damage or injury to Target, Seller and Purchaser, the exact amount of which may be impossible to ascertain, and that, for such reason, among others, Target, Seller and Purchaser shall be entitled to an injunction, without the necessity of posting bond therefor, restraining any further violation of such agreements. Such rights to any injunction shall be in addition to, and not in limitation of, any other rights and remedies Target, Seller or Purchaser may have against the undersigned.
         17. DAMAGE TO ASSETS. If, on or before the Closing Date, the assets or properties of Target are damaged or destroyed in excess of $50,000.00, Seller will immediately notify Purchaser of such damage or destruction. In the event of any such damage or destruction, Purchaser and Seller shall have the right, in the sole discretion of Seller or Purchaser, to either (i) reduce the Purchase Price by an amount equal to the value of the damaged or destroyed asset or assets, and complete the purchase, or (ii) terminate this Agreement as provided by Section 23.3 hereof and not complete the purchase.
         18. EXPENSES. Whether or not the transactions contemplated hereby are consummated, each of the parties will pay all costs and expenses of its performance of and compliance with this Agreement.
         19. FURTHER ACTIONS. From time to time, at the request of any party hereto, the other parties hereto shall execute and deliver such instruments and take such action as may be reasonably requested to evidence the transactions contemplated hereby.
         20. ARBITRATION. The parties agree that any dispute or controversy arising out of or in connection with this Agreement or any alleged breach hereof shall be settled by arbitration in Houston, Texas pursuant to the rules of the State of Texas. If Purchaser on the one hand and Seller, on the other hand cannot jointly select a single arbitrator to determine the matter, one arbitrator shall be chosen by Purchaser on the one hand and Seller, on the other hand (or, if either fails to make a choice, by a court of competent jurisdiction on behalf of such party) and the two arbitrators so chosen will select a third.
The decisions of the single arbitrator jointly selected by the parties, or, if three arbitrators are selected, the decision of any two of them, will be final and binding upon the parties and the judgment of a court of competent jurisdiction may be entered thereon. Each party shall pay the fees and expenses of its chosen arbitrator, and the fees and expenses of the third arbitrator shall be shared equally by the parties.
         21. NOTICES. All notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, given by prepaid telex or telegram or by facsimile or other similar instantaneous electronic transmission device or mailed first class, postage prepaid, certified United States mail, return receipt requested, as follows:
                  (a)      If to Purchaser, at:

                           Ponder Industries, Inc.
                           P.O. Drawer 2229
                           Alice, TX 78333
                           Attention:  Larry Armstrong
                           Facsimile No. 512-664-8451

                           With a copy to:

                           Fulbright & Jaworski, L.L.P.
                           300 Convent Street, Suite 2200
                           San Antonio, TX 78205
                           Attention:  Phillip M. Renfro
                           Facsimile No. 210-223-6459 or 210-224-8336

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





                  (b)      If to Seller, at:

                           LJH Corporation
                           Eisenhower Yacht Club
                           R.R. 2 Box 50-M
                           Denison, TX 75020
                           Attention:  Lacy J. Harber
                           Facsimile No. 903-465-6514

                           With a copy to:

                           David L. Hooper, P.C.
                           300 North Judge Ely Blvd.
                           Abilene, TX 79601-6237
                           Attention:  David L. Hooper
                           Facsimile No. 915-675-5434

provided that any party may change its address for notice by giving to the other party written notice of such change. Any notice given under this Section 21 shall be effective (i) if delivered personally, when delivered, (ii) if sent by telex or telegram or by facsimile or other similar instantaneous electronic transmission device, 24 hours after sending and (iii) if mailed, 48 hours after mailing.
         22.      GENERAL PROVISIONS.
         22.1 Governing Law; Interpretation; Section Headings. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Texas. The section headings contained herein are for purposes of convenience only, and shall not be deemed to constitute a part of this Agreement or to affect the meaning or interpretation of this Agreement in any way.
         22.2 Severability. Should any provision of this Agreement be held unenforceable or invalid under the laws of the United States of America or the State of Texas, or under any other applicable laws of any other jurisdiction, then the parties hereto

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



agree that such provision shall be deemed modified for purposes of performance of this Agreement in such jurisdiction to the extent necessary to render it lawful and enforceable, or if such a modification is not possible without materially altering the intentions of the parties hereto, then such provision shall be severed herefrom for purposes of performance of this Agreement in such jurisdiction. The validity of the remaining provisions of this Agreement shall not be affected by any such modification or severance, except that if any severance materially alters the intentions of the parties hereto as expressed herein (a modification being permitted only if there is no material alteration), then the parties hereto shall use commercially reasonable effort to agree to appropriate equitable amendments to this Agreement in light of such severance, and if no such agreement can be reached within a reasonable time, any party hereto may initiate arbitration as provided in Section 20 above.
         22.3 Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties hereto with respect to the transactions contemplated hereby, and supersedes all prior agreements, arrangements and understandings related to the subject matter hereof. No representation, promise, inducement or statement of intention has been made by any party hereto which is not embodied in this Agreement, and no party hereto shall be bound by or liable for any alleged representation, promise, inducement or statement of intention not so set forth.
         22.4 Binding Effect. All the terms, provisions, covenants and conditions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.

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



         22.5 Assignment. Except as specifically permitted herein, this Agreement and the rights and obligations of the parties hereto shall not be assigned or delegated by either party hereto without the prior written consent of the other party hereto.
         22.6 Amendment; Waiver. This Agreement may be amended, modified, superseded or canceled, and any of the terms, provisions, representations, warranties, covenants or conditions hereof may be waived, only by a written instrument executed by all parties hereto, or, in the case of a waiver, by the party waiving compliance. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right to enforce the same. No waiver by any party of any condition contained in this Agreement, or of the breach of any term, provision, representation, warranty or covenant contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach, or as a waiver of any other condition or of the breach of any other term, provision, representation, warranty or covenant.
         22.7 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement shall be binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of the parties reflected hereon as signatories.
         22.8 Telecopy Execution and Delivery. A facsimile, telecopy or other reproduction of this Agreement may be executed by one or more parties hereto, and an executed copy of this Agreement may be delivered by one or more parties hereto by facsimile or similar instantaneous electronic transmission device pursuant to which the signature of or on behalf of such party can be seen, and such execution and delivery

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



shall be considered valid, binding and effective for all purposes. At the request of either party hereto, all parties hereto agree to execute an original of this Agreement as well as any facsimile, telecopy or other reproduction hereof.
         22.9 Guaranty. It is agreed and understood by both Seller and Purchaser that no shareholder, director, officer or employee of either Seller or Purchaser shall be called upon to guarantee the performance of Seller, Purchaser or Target under this Agreement. The only guaranties and/or commitments binding upon any of such parties shall be those specifically set forth in this Agreement, and no other shall be implied by either Seller or Purchaser.
         22.10 Joint Venture Agreement with Superior Fishing and Rental, Inc. Target has heretofore entered into a Joint Venture Agreement dated January 8, 1996, with Superior Fishing and Rental, Inc., a Texas corporation (herein "Superior"). A true and correct copy of such agreement has been tendered to Purchaser's legal counsel. Such agreement covers the terms and conditions of a joint venture entered into between such parties regarding assets formerly owned by Small Fishing and Rental, Inc. (herein the "Small Assets") and requires joint venture distributions to be made by Target to Superior as more specifically set forth in Section 1.5 of said agreement. Seller's shareholder, Lacy J. Harber, has given a personal guaranty to Superior that the obligations of Target under such agreement would be timely met, including the said joint venture distributions. Any delay by Target of more than three business days in making payment to Superior of any joint venture distribution will require that Lacy J. Harber personally make payment to Superior of the delinquent joint venture distribution, or at the option of Superior, the said Joint Venture Agreement may be terminated and the Small Assets delivered to Superior. It is understood and agreed

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



that after the Closing Date, Purchaser shall cause Target to timely make to Superior each and every joint venture distribution required under the Joint Venture Agreement. Purchaser agrees that Purchaser's failure to cause Target to make any of such joint venture distributions to Superior will subject Purchaser to the claims of Lacy J. Harber for any damages suffered by him under his guaranty to Superior of the obligations of Target under the said Joint Venture Agreement dated January 8, 1996. Venue for any litigation filed by Lacy J. Harber against Purchaser for Target's failure to make any joint venture distribution or distributions to Superior shall be in Taylor County, Texas.
         22.11 The Small Assets. At time of entering into the Joint Venture Agreement with Superior, Target was required to take the Small Assets on a "where is" and "as is" basis without any representations regarding the suitability or condition of the Small Assets. Seller does not, by this Agreement enlarge the obligations of Target or Seller regarding the said Small Assets. Purchaser must take the Small Assets on the same "where is" and "as is" basis and condition that Target acquired same in the Joint Venture Agreement with Superior.
         23. TERMINATION. This Agreement may be terminated without further obligation of the parties, as follows:
         23.1 Mutual Consent. This Agreement may be terminated at any time prior to Closing by mutual written consent of the parties hereto.
         23.2 Failure of Conditions. By either party hereto, if the conditions, as set forth in this Agreement, to such party's obligations under this Agreement are not fulfilled on or prior to the Closing Date; provided that any such termination shall not limit the remedies otherwise available to such party as a result of misrepresentations of or breaches by the other party.

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



         23.3 Damage to Assets. Without limiting Purchaser's rights under this Agreement, the Agreement may be terminated by Purchaser at its sole option, if on or prior to the Closing Date, any of the assets or properties of Target are destroyed or damaged having a fair market value in excess of $50,000.00.
         23.4 Failure to Close. This Agreement will automatically terminate on July 31, 1996, if the Closing shall not have occurred on or before such date, unless the parties shall have otherwise agreed in writing prior to such date; provided, however, that in the event the auditors of Purchaser cannot reasonably complete the audit of Target by July 31, 1996, such termination date shall be extended to August 31, 1996 (the "Termination Date"). There will be no further extensions of said Termination Date. No party will be liable in damages to any other party as a result of termination pursuant to this Section 23.4 unless the failure of the Closing was due to the failure of such party to comply with the terms of this Agreement.

                                             [signatures on next page]

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




         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                                    PURCHASER:

                                                    PONDER INDUSTRIES, INC.



                                                    By:/s/ Larry Armstrong
                                                    Name:Larry Armstrong
                                                    Title:President


                                                              SELLER:

                                                              LJH CORPORATION



                                                    By:/s/ Lacy J. Harber
                                                    Name:Lacy J. Harber
                                                    Title:President




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